Exhibit 2.4

AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) dated as of November 30, 2004 to that certain Agreement and Plan of Reorganization (the “Agreement”) entered into as of the 1st day of September, 2004 by and between FIRST COMMUNITY CAPITAL CORPORATION (“Company”), a Texas corporation, and WELLS FARGO & COMPANY (“Wells Fargo”), a Delaware corporation.

WHEREAS, Company and Wells Fargo have entered into the Agreement; and

WHEREAS, the Agreement provided that the Adjusted Wells Fargo Shares shall be a number equal to $123,655,000, minus the Grimes County Tax Amount, divided by the Wells Fargo Measurement Price; and

WHEREAS, Company and Wells Fargo have agreed that there shall be no reduction for the Grimes County Tax Amount and that the Adjusted Wells Fargo Shares shall be a number equal to $123,655,000, divided by the Wells Fargo Measurement Price; and

WHEREAS, the parties desire to amend the Agreement as provided herein.

1. Capitalized defined terms used herein but not defined herein shall have the meaning given them in the Agreement .

2. Paragraph 1(a) of the Agreement is amended and restated in its entirety as follows:

“1. Basic Plan of Reorganization

(a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the “Merger Co.”) will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock and each share of Preferred Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(f) below) (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Company Common Stock and Preferred Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock and Preferred Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, and any shares of Company Common Stock and Preferred Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted)) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of Company Common Stock and Preferred Stock and “Company Stock Options” (as defined in paragraph 1(b) below) outstanding immediately prior to the Effective Time (the “Merger Exchange Ratio”). The “Adjusted Wells Fargo Shares” shall be a number equal to (A) $123,655,000 divided by (B) the Wells Fargo Measurement Price, rounded to the nearest ten-thousandth. The “Wells Fargo Measurement Price” is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement, rounded to the nearest ten-thousandth.”

3. Paragraph 1(h) of the Agreement is deleted in its entirety.

4. The second sentence of paragraph 2(c) of the Agreement is amended and restated in its entirety as follows:

“The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights, and other rights with respect thereto were exercised is 4,066,522.”

5. Paragraph 7(h) of the Agreement is amended and restated in its entirety as follows:

(h) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 4,066,552.

6. This Amendment shall constitute an amendment to the Agreement as provided in Paragraph 17 thereof. Except as specifically amended herein, the Agreement remains in full force and effect. This Amendment and the Agreement, as amended by this Amendment, shall be deemed one and the same instrument and may be amended and restated in one instrument.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WELLS FARGO & COMPANY

By:	/S/ TODD J. MAY
	Its	Senior Vice President

FIRST COMMUNITY CAPITAL CORPORATION

By:	/S/ NIGEL J. HARRISON
	Its	Vice Chairman & Chief Executive Officer

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